Ross Miller
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684-5708
Website: secretaryofstate.biz

CERTIFICATE OF AMENDMENT (PURSUANT NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Amendment to Articles of Incorporation for Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
1.	Name of Corporation:
Buzz Media, Ltd.

2.	The articles have been amended as follows (provide articles numbers, if available):
3. Number of shares with par value: 50,000,000, par value of $0.001 4. Name and Address of Board of Directors: Tiffany Walsh 11 Thorn Hill Drive Suite 216 Dartmouth, NS B3B 1R9 CANADA

3.
The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the *articles of incorporation have voted in favor of the amendment is        100% in favor

4.	Effective date of filing (optional):

5.	Officer Signature (Required) /s/ Tiffany Walsh

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions of the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by the appropriate fees	Nevada Secretary of State AM 78.385 Amend 2007 Revised on 01/01/07